STRADLEY RONON STEVENS & YOUNG, LLP

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April 27, 2010

Board of Trustees

Franklin Templeton International Trust

One Franklin Parkway

San Mateo, CA 94403-1906

Board of Trustees

Templeton Funds

500 East Broward Boulevard, Suite 2100

Fort Lauderdale, Florida 33394-3091

Re: Agreement and Plan of Reorganization made as of the 27th date of April, 2010 (the “Agreement”), by and between Franklin Templeton International Trust (“Acquired Trust”), a statutory trust created under the laws of the State of Delaware , on behalf of its series, Templeton Global Long-Short Fund (“Acquired Fund”), and Templeton Funds, (“Acquiring Trust”), a statutory trust created under the laws of the State of Delaware , on behalf of its series, Templeton World Fund (“Acquiring Fund”).

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund (the "Reorganization"), which will consist of: (i) the acquisition by the Acquiring Trust, on behalf of Acquiring Fund, of substantially all of the property, assets and goodwill of the Acquired Fund in exchange solely for full and fractional Class A, Class B and Advisor Class shares of beneficial interest, with no par value, of  Acquiring Fund (the “ Acquiring Fund Shares,” all of which are voting securities); (ii) the distribution of the Acquiring Fund Shares to the shareholders of Class A, Class B and Advisor Class shares of beneficial interest of Acquired Fund (the “Acquired Fund Shares”), respectively, according to their respective interests in Acquired Fund in complete liquidation of the Acquired Fund; and (iii) the dissolution of Acquired Fund as soon as is practicable after the closing (the “Closing” and the date of closing the “Closing Date”), all upon and subject to the terms and conditions of the Agreement hereinafter set forth.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement dated as of April 27, 2010; (b) the combined prospectus/proxy statement provided to shareholders of Acquired Fund in connection with a Special Meeting of Shareholders of the Acquired Fund held on April 9, 2010; (c) certain representations concerning the Reorganization made to us by Acquiring Fund and Acquired Fund in a letter dated April 7, 2010 (the “Representation Letter”); (e) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (f) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  All capitalized terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of this opinion, we have assumed that the Acquired Fund on the Closing of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letter for the Acquired Fund and Acquiring Fund, it is our opinion that for federal income tax purposes:

1.                   The acquisition by the Acquiring Fund of substantially all the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Acquiring Fund and Acquired Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

2.                   No gain or loss will be recognized by Acquired Fund upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares under Section 361(a) and Section 357(a) of the Code, except that Acquired Fund may by required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in foreign passive investment company, as defined in Section 1297(a) of the Code;.

3.                   No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares under Section 1032(a) of the Code;

4.                   No gain or loss will be recognized by Acquired Fund upon the distribution of Acquiring Fund Shares to Acquired Fund shareholders in liquidation of Acquired Fund under Section 361(c)(1) of the Code:

5.                   The tax basis of the assets of Acquired Fund received by Acquiring Fund will be the same as the basis of such assets to the Acquired Fund immediately prior to the exchange under Section 362(b) of the Code;

6.                   The holding period of the assets of Acquired Fund received by Acquiring Fund will include the period during which such assets were held by the Acquired Fund under Section 1223(2) of the Code;

7.                   No gain or loss will be recognized by the shareholders of Acquired Fund upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares (including fractional shares to which they may be entitled) under Section 354(a) of the Code;

8.                   The aggregate tax basis of Acquiring Fund Shares received by Acquired Fund shareholders (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor under Section 358(a)(1) of the Code;

9.                   The holding period of Acquiring Fund Shares received by Acquired Fund shareholders (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the date of the Reorganization under Section 1223(1) of the Code; and

10.               Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)‑1(b) of the regulations issued by the United States Department of the Treasury (the “Treasury Regulations”)) the items of Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Treasury Regulations.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by Acquiring Trust, on behalf of Acquired Fund, and Acquiring Trust, on behalf of Acquiring Fund, of their undertakings in the Agreement and the Representation Letter. Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

This opinion is being rendered to Acquiring Fund and the Acquired Fund and may be relied upon only by such Funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

/s/STRADLEY, RONON, STEVENS & YOUNG, LLP